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PRESS RELEASE

www.inhibitex.com

FOR IMMEDIATE RELEASE

INHIBITEX COMMENCES DOSING OF PHASE 2 CLINICAL TRIAL OF INX-189
IN HCV INFECTED GENOTYPE 2/3 PATIENTS

- Phase 1b Extension Trial in HCV-Infected Genotype 1 Patients to Evaluate
Higher Doses of INX-189 Also Initiated -

ATLANTA, Georgia – September 19, 2011 – Inhibitex, Inc. (Nasdaq: INHX), announced today that it has recently commenced dosing in a 90-patient randomized, placebo controlled, treatment guided, Phase 2 clinical trial to evaluate the safety, tolerability and antiviral activity of INX-189 in combination with pegylated interferon and ribavirin in chronic HCV-infected genotype 2 and 3 treatment naïve patients. The trial is designed to evaluate three once-daily doses of INX-189 (25 mg, 50 mg and 100 mg) administered in combination with pegylated interferon and ribavirin for 12 weeks, and also includes a control arm in which patients will receive placebo and standard of care treatment (a combination of pegylated interferon and ribavirin for 24 weeks). Each INX-189 combination treatment cohort in the trial will include 25 patients, and the control arm will include15 patients.

Patients in the INX-189 containing treatment arms that achieve an extended rapid viral response, or eRVR, defined as having HCV RNA below the level of detection after 28 days and 12 weeks of dosing, will stop all therapy after 12 weeks. Those patients who do not achieve an eRVR will continue receiving pegylated interferon and ribavirin for 12 additional weeks.

The Company also announced the initiation of an additional clinical trial of INX-189 designed to evaluate higher doses of INX-189 administered as monotherapy or in combination with ribavirin for seven days. The first cohort in this expanded Phase 1b trial will receive 200 mg INX-189 once daily as monotherapy. Other planned cohorts include 100 mg INX-189 twice daily as monotherapy, 100 mg INX-189 once daily in combination with ribavirin, and possibly higher monotherapy doses of INX-189. Each treatment cohort in the trial will include 10 patients, eight of which will receive INX-189 and two of which will receive placebo.

About HCV and INX-189

Hepatitis C is a disease of the liver caused by the hepatitis C virus (HCV). It is estimated that over 4 million Americans and 170 million individuals worldwide are infected with HCV, the majority of which represent chronic infections that can cause liver disease, cirrhosis and cancer, and is the leading cause of liver transplants in the United States.

Inhibitex is developing a series of proprietary nucleotide inhibitors that target the RNA-dependent RNA polymerase (NS5b) of HCV. INX-189 is a protide of a 2’-C-methyl guanosine analogue. The Company believes that preclinical and clinical studies of INX-189 completed to-date support its potential as a potent, once-daily, low dose oral therapy amenable to combination with other antivirals for the treatment of patients with all known genotypes of HCV.

About Inhibitex

Inhibitex, Inc. is a biopharmaceutical company focused on developing products to prevent and treat serious infectious diseases. The Company’s clinical-stage pipeline currently includes two Phase 2 development programs; INX-189, a nucleotide polymerase inhibitor in development for the treatment of chronic hepatitis C infections and FV-100, a nucleoside analogue in development for the treatment of shingles-associated pain. The Company also has otherl HCV nucleotide polymerase inhibitors in preclinical development and has licensed the use of its proprietary MSCRAMM® protein platform to Pfizer for the development of a staphylococcal vaccine, which is currently being evaluated in a Phase 1/2 clinical trial. For additional information about the Company, please visit www.inhibitex.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than historical facts included in this press release, including statements regarding the number of patients the Company expects to enroll in the ongoing Phase 2 trial and the planned cohorts, and possibly including higher monotherapy doses of INX-189, in the ongoing supplementary Phase 1b trial, and the Company’s belief that preclinical and clinical studies of INX-189 completed to-date support its potential as a potent, once-daily, low dose oral therapy amenable to combination with other antivirals for the treatment of patients with all known genotypes of HCV, are forward looking statements. These intentions, expectations, or results may not be achieved in the future and various important factors could cause actual results or events to differ materially from the forward-looking statements that the Company makes, including the risk of the Company, the FDA, a data safety monitoring board, an institutional review board (IRB), delaying, limiting, suspending or terminating the clinical development of INX-189 at any time for a lack of safety, tolerability, biologic activity or efficacy, commercial viability, regulatory issues, or any other reason and other cautionary statements contained elsewhere herein and in its Annual Report on Form 10-K for the year ended December 31, 2010 and its Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2011. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release.

There may be events in the future that the Company is unable to predict accurately, or over which it has no control. The Company’s business, financial condition, results of operations and prospects may change. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the Federal securities laws to update and disclose material developments related to previously disclosed information. The Company qualifies all of the information contained in this press release, and particularly its forward-looking statements, by these cautionary statements.

Inhibitex® and MSCRAMM® are registered trademarks of Inhibitex, Inc.
Contacts:
Russell H. Plumb Chief Executive Officer (678) 746-1136 rplumb@inhibitex.com	Lee M. Stern, CFA The Trout Group (646) 378-2922 lstern@troutgroup.com